SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2014

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

1-16739	Vectren Utility Holdings, Inc.	35-2104850
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 26, 2014, the Board of Directors of Vectren Corporation (the “Company”) elected a new director, Patrick K. Mullen, effective October 1, 2014. Mr. Mullen is currently the executive vice president and group president of the engineering, construction and maintenance operating group at Chicago Bridge & Iron (CB&I). CB&I, which has been in business for 125 years and employs approximately 55,000, is the most complete energy infrastructure focused company in the world and a major provider of government services. Mullen is responsible for CB&I’s largest operating group, managing a wide range of projects and service offerings that span upstream and downstream oil and gas facilities, refineries, petrochemical plants; and both fossil and nuclear power generation facilities. Prior to his current role, he was responsible for corporate development, including investor relations, strategic planning, defining company growth opportunities, guiding community impact and involvement and strengthening relationships with economic partners.

Mullen began his career as a development engineer at UOP LLC, where he progressed through various management roles over 12 years. He joined ABB Lummus Global in 1998, where he served as head of Lummus’ petrochemical technology group. Mullen joined CB&I through CB&I’s acquisition of ABB Lummus Global in 2007. As part of CB&I’s technology operating group, Mullen served as head of global business development for five years where he was responsible for sales of proprietary technology and equipment to refining and petrochemical clients.

Mr. Mullen, 50 years old and a southern Illinois native, resides in The Woodlands, Texas. He is a director on the board of Interfaith of The Woodlands, a non-profit social service agency providing numerous programs and services to meet the needs of The Woodlands and the surrounding area.

Mr. Mullen has not yet been assigned to Board committees. He has no relationships or transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which he was selected as a director.  Mr. Mullen will be compensated for his service on the Board of Directors of the Company and any committee of the Board on which he serves in accordance with the Company's compensation arrangements for non-employee directors. Given the timing of Mr. Mullen’s election to the board, he will receive a cash retainer of $35,000 for his service in 2014, which will be paid as a monthly retainer of $11,666.66. Mr. Mullen's monthly retainer is calculated by taking the sum of the cash retainer for non-employee directors and the cash equivalent value of the annual grant of share based units for non-employee directors, divided by twelve months.

A copy of the press release announcing Mr. Mullen's appointment is attached and filed as exhibit 99.1 to this Current Report on Form 8-K.

Additionally, effective October 1, 2014, change in control agreements were executed for Ms. M. Susan Hardwick and Mr. Eric (Rick) Schach due to recent leadership position changes effective June 1, 2014. A specimen of the change in control agreement amendment is attached to this filing as Exhibit 10.1. The specimen agreement differs among the named executive officers only to the extent change in control benefits are provided in the amount of three times base salary and bonus for Mr. Carl L. Chapman, our Chair, President, and CEO, two times base salary and bonus for Messer’s Jerome A. Benkert, Jr. and Ronald E. Christian, our EVPs, and one and a half times base salary and bonus for Ms. M. Susan Hardwick and Mr. Eric (Rick) Schach, our SVPs. Benefits are payable under the change in control agreements if during the period beginning on a change in control (as defined in the agreement) and ending two years following such change in control, the officer’s employment is terminated for other than cause (as defined in the agreement), death or disability (as defined in the agreement), or the officer shall resign for good reason (as defined in the agreement).

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 26, 2014, the Board of Directors of the Company approved an amendment to its Code of By-Laws. Effective on October 1, 2014, Section 4.1 will reflect an amendment to increase the number of Board Members from 11 to 12. The Code of By-Laws as approved and effective on October 1, 2014 is attached as Exhibit 3.1.

Item 9.01   Exhibits

(d) Exhibits
The exhibits listed below are filed herewith.

Exhibit Number	Description

3.1	Code of By-Laws of Vectren Corporation as Most Recently Amended as of October 1, 2014.

10.1	Amendment number two to Vectren Corporation Change in Control Agreement (specimen)

99.1	Vectren elects Patrick K. Mullen to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION VECTREN UTILITY HOLDINGS, INC
September 29, 2014

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

The following Exhibits are filed as part of this Report to the extent described in Item 5.02 and 5.03:

Exhibit Number	Description

3.1	Code of By-Laws of Vectren Corporation as Most Recently Amended as of October 1, 2014.
10.1	Amendment number two to Vectren Corporation Change in Control Agreement (specimen)
99.1	Vectren elects Patrick K. Mullen to the Board of Directors